EXHIBIT (11)



COMPUTATION OF EARNINGS PER SHARE                    First Interstate Bancorp



						       Year Ended December 31
						     1995       1994      1993
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(dollar amounts in millions, except per share amounts)
Net income applicable to common stock
Net income                                        $  885.1   $  733.5   $  736.7
Less dividends on preferred stock                     33.2       33.2       46.6
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Net income, as adjusted, for calculation of
  primary and fully diluted earnings per share    $  851.9   $  700.3   $  690.1
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Weighted average number of shares (in thousands)
Weighted average number of shares outstanding        5,717      78,853    75,823
Dilutive effect of outstanding stock options
  (as determined by application of the
  treasury stock method)                             1,591       1,550     1,191
Stock units under Management Incentive Plan             22          19         9
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Weighted average number of shares, as
  adjusted, for calculation of primary
  earnings per share                                77,330      80,422    77,023
Additional dilutive effect of
  outstanding stock options                            568          73       224
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Weighted average number of shares, as
  adjusted, for calculation of fully
  diluted earnings per share                        77,898      80,495    77,247
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Primary and fully diluted earnings per share (1)
Income before extraordinary item and cumulative
  effect of accounting changes                   $  11.02     $  8.71   $  6.68
Extraordinary item                                     -           -      (0.32)
Cumulative effect of account changes                   -           -       2.60
Net income                                       $  11.02     $  8.71   $  8.96




(1) Fully diluted earnings per share are considered equal to primary earnings per share because the addition of potentially dilutive securities which are not common stock equivalents resulted in dilution of less than three percent.